EXHIBIT 99.1
News Release
Investor Contact: Erik Aldag, (212) 878-1831 Media Contact: Jared Kornblatt, (212) 878-1840
For Immediate Release July 28, 2022

Minerals Technologies Reports Second Quarter 2022 Earnings Per Share of $1.36, or $1.50 Excluding Special Items, a Record Quarter for the Company
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Highlights:
•	Sales of $557 Million, a Record Quarter and Up 22% YoY, or 27% on a Constant Currency Basis, Reflecting Double-Digit Gains in All Segments
•	Operating Income of $69 Million, or $74 Million Excluding Special Items, a Record Second Quarter and Up 15% YoY
•	EPS of $1.50 Excluding Special Items, a Record for the Company and Up 16% YoY
•	Acquired Bolt-on European Pet Litter Business (“Concept Pet”)
•	Returned $26M to Shareholders Through Share Repurchases and Dividends
•	Published 14th Annual Corporate Responsibility and Sustainability Report

NEW YORK, July 28, 2022 – Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today reported diluted earnings per share of $1.50, excluding special items, for the second quarter ended July 3, 2022, compared with $1.29 in the prior year. Reported diluted earnings per share were $1.36 compared with $1.23 in the prior year.

“We continued on our track of sales and earnings growth and delivered another record quarter. Strong market demand, acquisitions and pricing drove sales 27 percent higher to a record level. MTI’s culture of operational excellence and the established agility of our team converted these sales into record earnings,” said Douglas T. Dietrich, Chairman of the Board and Chief Executive Officer. “Our broad-based growth in the quarter is the result of the disciplined execution of our strategy over the last several years. We are well positioned to continue on a strong trajectory.”

Mr. Dietrich added, “Our combination of leading technologies, world-class application expertise, and global reserves uniquely positions MTI to succeed with our customers and in the markets we serve.”

Second Quarter 2022

Worldwide net sales were $557.0 million, up 7 percent sequentially and 22 percent above the prior year on continued execution of strategic growth initiatives, strong demand across all segments, and continued pricing actions. On a constant currency basis, sales grew 27 percent, as foreign exchange had an unfavorable impact on sales of $21 million.

Operating income excluding special items was $73.5 million, a record second quarter, up 8 percent sequentially and 15 percent above the prior year. Operating margin excluding special items was 13.2 percent of sales, up 10 basis points sequentially. Reported operating income was $69.4 million and 12.5 percent of sales.

Segment Information

Performance Materials segment sales were $299.6 million in the second quarter, up 10 percent sequentially and 26 percent above the prior year.

Household, Personal Care & Specialty Products sales increased 37 percent versus the prior year on continued strong demand for consumer-oriented products and the acquisitions of Normerica and Concept Pet. Metalcasting sales were 11 percent higher sequentially and 10 percent higher than prior year, as strength in North America offset softer demand in China due to COVID-19 related lockdowns. Environmental Products sales grew 52 percent sequentially and 36 percent versus the prior year. Building Materials sales increased 21 percent sequentially and 6 percent versus the prior year. Sales in both of these product lines benefited from higher levels of project activity and favorable seasonality.

Reported segment operating income was $36.9 million and 12.3 percent of sales. Operating income excluding special items was $38.9 million, 12 percent higher sequentially and 12 percent above the prior year. Operating margin excluding special items was 13.0 percent of sales, up 20 basis points sequentially driven by pricing actions net of continued inflationary cost increases.

The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for consumer-oriented and industrial markets and for non-residential construction, environmental remediation, and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of Precipitated Calcium Carbonate (PCC) Products and Processed Minerals Products, were $164.3 million in the second quarter, 1 percent higher sequentially and 15 percent above the prior year.

PCC sales were relatively flat sequentially and 15 percent above the prior year on continued strong demand for consumer, automotive, and residential construction applications, and higher pricing across all product lines. PCC is used in paper and packaging, automotive and construction sealants, and the food and pharmaceutical industries.
Processed Minerals sales were 5 percent higher sequentially and 16 percent above the prior year on continued strong construction and consumer products demand as well as higher pricing. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass, and other manufacturing industries.

Segment operating income was $20.2 million and represented 12.3 percent of sales. Operating margin improved 100 basis points sequentially as additional pricing actions offset inflationary cost increases.

Refractories segment sales were $93.1 million in the second quarter, up 11 percent sequentially and 25 percent higher than the prior year on new business volumes and stable steel market conditions in North America and Europe.

Segment operating income was $16.2 million, relatively flat sequentially and 38 percent above the prior year. Operating margin remained strong at 17.4 percent of sales, driven by pricing actions and operational efficiencies. The Refractories segment provides products and services primarily to the worldwide steel industry.

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Minerals Technologies will host a conference call tomorrow, July 29, 2022, at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on July 29, 2022.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward‐looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations and forecasts of future events such as new products, revenues and financial performance, and are not limited to describing historical or current facts. They can be identified by the use of words such as “believes,” “expects,” “plans,” “intends,” “anticipates,” and other words and phrases of similar meaning. Forward-looking statements are necessarily based on assumptions, estimates and limited information available at the time they are made. A broad variety of risks and uncertainties, both known and unknown, as well as the inaccuracy of assumptions and estimates, can affect the realization of the expectations or forecasts in these statements. Actual future results may vary materially. Significant factors that could affect the expectations and forecasts include the duration and scope of the COVID-19 pandemic, and government and other third-party responses to it; worldwide general economic, business, and industry conditions, including the effects of the COVID-19 pandemic on the global economy; the cyclicality of our customers’ businesses and their changing demands; the dependence of certain of our product lines on the commercial construction and infrastructure markets, the domestic building and construction markets, and the automotive market; our ability to effectively achieve and implement our growth initiatives, including, but not limited to, the integration of the Normerica’s business into our business and the expected benefits, cost savings, accretion, synergies and growth to result therefrom; our ability to service our debt; our ability to comply with the covenants in the agreements governing our debt; our ability to renew or extend long term sales contracts for our PCC satellite operations; consolidation in customer industries, principally paper, foundry and steel; compliance with or changes to regulation in the areas of environmental, health and safety, and tax; claims for legal, environmental and tax matters or product stewardship issues; our ability to successfully develop new products; our ability to defend our intellectual property; the increased risks of doing business abroad; the availability of raw materials and access to ore reserves at our mining operations; increases in costs of raw materials, energy, or shipping; our ability to compete in very competitive industries; operating risks and capacity limitations affecting our production facilities; seasonality of some of our segments; cybersecurity and other threats relating to our information technology systems; and other risk factors and cautionary statements in our 2021 Annual Report on Form 10‐K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward‐looking statement, whether as a result of new information, future events, or otherwise.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a global resource- and technology-based company that develops, produces, and markets a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the consumer products, paper, packaging, foundry, steel, construction, environmental, energy, and polymer industries. The Company reported sales of $1.9 billion in 2021. For further information, please visit our website at www.mineralstech.com. (MTI-E)

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	Jul. 3, 2022	Apr. 3, 2022	Jul. 4, 2021	Prior Qtr.	Prior Year	Jul. 3, 2022	Jul. 4, 2021	Prior Year

Net sales	$557.0	$519.1	$455.6	7%	22%	$1,076.1	$908.2	18%

Cost of goods sold	429.7	397.4	340.2	8%	26%	827.1	681.0	21%

Production margin	127.3	121.7	115.4	5%	10%	249.0	227.2	10%

Marketing and administrative expenses	48.8	48.8	46.4	0%	5%	97.6	94.4	3%
Research and development expenses	5.0	5.1	4.9	(2)%	2%	10.1	9.9	2%
Acquisition related transaction and integration costs	2.6	1.6	0.4	63%	*	4.2	0.4	*
Litigation costs	1.5	0.0	0.0	*	*	1.5	0.0	*

Income from operations	69.4	66.2	63.7	5%	9%	135.6	122.5	11%

Interest expense, net	(10.4)	(9.8)	(9.1)	6%	14%	(20.2)	(19.0)	6%
Non-cash pension settlement charge	(1.5)	0.0	(2.2)	*	(32)%	(1.5)	(2.2)	(32)%
Other non-operating income (deductions), net	(1.2)	(0.4)	(0.1)	*	*	(1.6)	0.4	*
Total non-operating deductions, net	(13.1)	(10.2)	(11.4)	28%	15%	(23.3)	(20.8)	12%

Income before tax and equity in earnings	56.3	56.0	52.3	1%	8%	112.3	101.7	10%

Provision for taxes on income	11.4	11.2	9.8	2%	16%	22.6	18.7	21%
Equity in earnings of affiliates, net of tax	0.6	0.1	0.5	*	20%	0.7	1.0	(30)%

Consolidated net income	45.5	44.9	43.0	1%	6%	90.4	84.0	8%

Less: Net income attributable to non-controlling interests	0.6	0.8	1.1	(25)%	(45)%	1.4	2.2	(36)%

Net Income attributable to Minerals Technologies Inc. (MTI)	$44.9	$44.1	$41.9	2%	7%	$89.0	$81.8	9%

Weighted average number of common shares outstanding:

Basic	32.8	33.1	33.7			33.0	33.8

Diluted	32.9	33.2	34.1			33.1	34.0

Earnings per share attributable to MTI:

Basic	$1.37	$1.33	$1.24	3%	10%	$2.70	$2.42	12%

Diluted	$1.36	$1.33	$1.23	2%	11%	$2.69	$2.41	12%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.10	$0.10

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended July 3, 2022, April 3, 2022, and July 4, 2021 consisted of 91 days, 93 days, and 91 days, respectively. The six month periods ended July 3, 2022 and July 4, 2021 consisted of 184 days and 185 days, respectively.

2)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended July 3, 2022, April 3, 2022, and July 4, 2021, and the six month periods ended July 3, 2022 and July 4, 2021 and a reconciliation to reported earnings per share for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Six Months Ended
		Jul. 3, 2022	Apr. 3, 2022	Jul. 4, 2021	Jul. 3, 2022	Jul. 4, 2021

	Net income attributable to MTI	$44.9	$44.1	$41.9	$89.0	$81.8
	% of sales	8.1%	8.5%	9.2%	8.3%	9.0%

	Special items:
	Acquisition related transaction and integration costs	2.6	1.6	0.4	4.2	0.4
	Litigation costs	1.5	0.0	0.0	1.5	0.0
	Non-cash pension settlement charge	1.5	0.0	2.2	1.5	2.2
	Related tax effects on special items	(1.3)	(0.4)	(0.6)	(1.7)	(0.6)

	Net income attributable to MTI, excluding special items	$49.2	$45.3	$43.9	$94.5	$83.8
	% of sales	8.8%	8.7%	9.6%	8.8%	9.2%

	Diluted earnings per share, excluding special items	$1.50	$1.36	$1.29	$2.85	$2.46

	In the second quarter of 2022, the Company incurred litigation costs of $1.5 million related to a number of cases seeking damages for exposures related to our talc products and operations.

3)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended July 3, 2022, April 3, 2022, and July 4, 2021, and the six month periods ended July 3, 2022 and July 4, 2021 and a reconciliation to cash flow from operations for such periods. The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Six Months Ended
	(millions of dollars)	Jul. 3, 2022	Apr. 3, 2022	Jul. 4, 2021	Jul. 3, 2022	Jul. 4, 2021

	Cash flow from operations	$32.9	$0.3	$67.1	$33.2	$118.0
	Capital expenditures	21.2	19.0	22.2	40.2	39.9
	Free cash flow	$11.7	$(18.7)	$44.9	$(7.0)	$78.1

	Depreciation, depletion and amortization expense	$23.7	$24.2	$23.2	$47.9	$47.3

4)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's sales growth on a constant currency basis, which is a non-GAAP measure, for the quarterly periods ended July 3, 2022, constituting a reconciliation to GAAP sales growth set forth below. Constant currency basis eliminates the exchange rate fluctuations when calculating sales performance figures. The Company's management feels this non-GAAP measure provides meaningful supplemental information regarding its performance and facilitates investors' understanding of sales trends for the second quarter of 2022.

		Quarter Ended
		Jul. 3, 2022

	Sales growth		22%
	Impact of Foreign Exchange		5%
	Sales growth on a constant currency basis		27%

5)
“Adjusted EBITDA” is a non-GAAP financial measure and refers to earnings before interest, taxes, depreciation and amortization (EBITDA), excluding special items. The following is a presentation of the Company's non-GAAP EBITDA and Adjusted EBITDA for the quarterly periods ended July 3, 2022, April 3, 2022, and July 4, 2021, and the six month periods ended July 3, 2022 and July 4, 2021, and a reconciliation to net income for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance and facilitates investors' understanding of historic operating trends.

		Quarter Ended			Six Months Ended
	(millions of dollars)	Jul. 3, 2022	Apr. 3, 2022	Jul. 4, 2021	Jul. 3, 2022	Jul. 4, 2021

	Net income	$44.9	$44.1	$41.9	$89.0	$81.8
	Add back:
	Depreciation, depletion and amortization	23.7	24.2	23.2	47.9	47.3
	Interest expense, net	10.4	9.8	9.1	20.2	19.0
	Equity in earnings of affiliates, net of tax	(0.6)	(0.1)	(0.5)	(0.7)	(1.0)
	Net income attributable to non-controlling interests	0.6	0.8	1.1	1.4	2.2
	Provision for taxes on income	11.4	11.2	9.8	22.6	18.7
	EBITDA	90.4	90.0	84.6	180.4	168.0
	Add special items:
	Acquisition related transaction and integration costs	2.6	1.6	0.4	4.2	0.4
	Litigation costs	1.5	0.0	0.0	1.5	0.0
	Non-cash pension settlement charge	1.5	0.0	2.2	1.5	2.2
	Adjusted EBITDA	$96.0	$91.6	$87.2	$187.6	$170.6
	% of sales	17.2%	17.6%	19.1%	17.4%	18.8%

6)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Six Months Ended
		Jul. 3, 2022	Apr. 3, 2022	Jul. 4, 2021	Jul. 3, 2022	Jul. 4, 2021

	Interest income	$0.8	$0.8	$0.9	$1.6	$1.5
	Interest expense	(11.2)	(10.6)	(10.0)	(21.8)	(20.5)
	Non-cash pension settlement charge	(1.5)	0.0	(2.2)	(1.5)	(2.2)
	Foreign exchange gains	0.6	0.9	1.1	1.5	2.8
	Other deductions	(1.8)	(1.3)	(1.2)	(3.1)	(2.4)
	Non-operating deductions, net	$(13.1)	$(10.2)	$(11.4)	$(23.3)	$(20.8)

Included in non-operating deductions for the three month and six month periods ended July 3, 2022 and July 4, 2021 are non-cash pension settlement charges of $1.5 million and $2.2 million, respectively associated with some of our pension plans in the U.S.

7)
The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, July 29, 2022 at 11:00 am ET and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Six Months Ended				% Growth
SALES DATA	Jul. 3, 2022	% of Total Sales	Apr. 3, 2022	% of Total Sales	Jul. 4, 2021	% of Total Sales	Prior Qtr.	Prior Year	Jul. 3, 2022	% of Total Sales	Jul. 4, 2021	% of Total Sales	Prior Year

United States	$303.1	54%	$269.7	52%	$239.9	53%	12%	26%	$572.8	53%	$467.4	51%	23%
International	253.9	46%	249.4	48%	215.7	47%	2%	18%	503.3	47%	440.8	49%	14%
Net Sales	$557.0	100%	$519.1	100%	$455.6	100%	7%	22%	$1,076.1	100%	$908.2	100%	18%

Household, Personal Care & Specialty Products	$140.1	25%	$142.5	27%	$102.6	23%	(2)%	37%	$282.6	26%	$212.0	23%	33%
Metalcasting	88.8	16%	80.2	15%	80.5	18%	11%	10%	169.0	16%	162.2	18%	4%
Environmental Products	54.4	10%	35.9	7%	39.9	9%	52%	36%	90.3	8%	65.9	7%	37%
Building Materials	16.3	3%	13.5	3%	15.4	3%	21%	6%	29.8	3%	29.2	3%	2%
Performance Materials Segment	$299.6	54%	$272.1	52%	$238.4	52%	10%	26%	$571.7	53%	$469.3	52%	22%

Paper PCC	$91.9	16%	$96.8	19%	$85.8	19%	(5)%	7%	$188.7	18%	$175.4	19%	8%
Specialty PCC	28.0	5%	24.2	5%	18.5	4%	16%	51%	52.2	5%	38.9	4%	34%
PCC Products	$119.9	22%	$121.0	23%	$104.3	23%	(1)%	15%	$240.9	22%	$214.3	24%	12%

Ground Calcium Carbonate	$28.9	5%	$26.5	5%	$25.5	6%	9%	13%	$55.4	5%	49.5	5%	12%
Talc	15.5	3%	15.6	3%	12.9	3%	(1)%	20%	31.1	3%	26.7	3%	16%
Processed Minerals Products	$44.4	8%	$42.1	8%	$38.4	8%	5%	16%	$86.5	8%	$76.2	8%	14%

Specialty Minerals Segment	$164.3	29%	$163.1	31%	$142.7	31%	1%	15%	$327.4	30%	$290.5	32%	13%

Refractory Products	$70.2	13%	$64.8	12%	$58.0	13%	8%	21%	$135.0	13%	$116.8	13%	16%
Metallurgical Products	22.9	4%	19.1	4%	16.5	4%	20%	39%	42.0	4%	31.6	3%	33%
Refractories Segment	$93.1	17%	$83.9	16%	$74.5	16%	11%	25%	$177.0	16%	$148.4	16%	19%

Net Sales	$557.0	100%	$519.1	100%	$455.6	100%	7%	22%	$1,076.1	100%	$908.2	100%	18%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	Jul. 3, 2022	Apr. 3, 2022	Jul. 4, 2021	Prior Qtr.	Prior Year	Jul. 3, 2022	Jul. 4, 2021	Prior Year
SEGMENT OPERATING INCOME DATA

Performance Materials Segment	$36.9	$33.7	$34.7	9%	6%	$70.6	$64.5	9%
% of Sales	12.3%	12.4%	14.6%			12.3%	13.7%
Specialty Minerals Segment	$20.2	$18.4	$20.0	10%	1%	$38.6	$41.1	(6)%
% of Sales	12.3%	11.3%	14.0%			11.8%	14.1%
Refractories Segment	$16.2	$16.5	$11.7	(2)%	38%	$32.7	$23.7	38%
% of Sales	17.4%	19.7%	15.7%			18.5%	16.0%
Unallocated and Other Corporate Expenses	$(3.9)	$(2.4)	$(2.7)	63%	44%	$(6.3)	$(6.8)	(7)%

Consolidated	$69.4	$66.2	$63.7	5%	9%	$135.6	$122.5	11%
% of Sales	12.5%	12.8%	14.0%			12.6%	13.5%

SPECIAL ITEMS

Performance Materials Segment	$2.0	$1.0	$0.0	*	*	$3.0	$0.0	*

Specialty Minerals Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Refractories Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Unallocated and Other Corporate Expenses	$2.1	$0.6	$0.4	*	*	$2.7	$0.4	*

Consolidated	$4.1	$1.6	$0.4	*	*	$5.7	$0.4	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income. This excludes special items (set forth in the above table), for the quarterly periods ended July 3, 2022, April 3, 2022, and July 4, 2021, and the six month periods ended July 3, 2022 and July 4, 2021, constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Six Months Ended		% Growth
SEGMENT OPERATING INCOME,	Jul. 3, 2022	Apr. 3, 2022	Jul. 4, 2021	Prior Qtr.	Prior Year	Jul. 3, 2022	Jul. 4, 2021	Prior Year
EXCLUDING SPECIAL ITEMS

Performance Materials Segment	$38.9	$34.7	$34.7	12%	12%	$73.6	$64.5	14%
% of Sales	13.0%	12.8%	14.6%			12.9%	13.7%
Specialty Minerals Segment	$20.2	$18.4	$20.0	10%	1%	$38.6	$41.1	(6)%
% of Sales	12.3%	11.3%	14.0%			11.8%	14.1%
Refractories Segment	$16.2	$16.5	$11.7	(2)%	38%	$32.7	$23.7	38%
% of Sales	17.4%	19.7%	15.7%			18.5%	16.0%
Unallocated Corporate Expenses	$(1.8)	$(1.8)	$(2.3)	0%	22%	$(3.6)	$(6.4)	44%

Consolidated	$73.5	$67.8	$64.1	8%	15%	$141.3	$122.9	15%
% of Sales	13.2%	13.1%	14.1%			13.1%	13.5%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	July 3, 2022		December 31, 2021
		*		**

Current assets:
Cash & cash equivalents	$234.7		$299.5
Short-term investments	2.0		4.9
Accounts receivable, net	429.9		367.8
Inventories	339.9		297.7
Prepaid expenses and other current assets	61.0		58.6
Total current assets	1,067.5		1,028.5

Property, plant and equipment	2,289.4		2,296.4
Less accumulated depreciation	1,236.2		1,247.3
Net property, plant & equipment	1,053.2		1,049.1

Goodwill	913.2		907.5
Intangible assets	247.9		251.6
Other assets and deferred charges	121.3		137.5

Total assets	$3,403.1		$3,374.2

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$110.0		$80.0
Current maturities of long-term debt	0.8		0.8
Accounts payable	219.3		196.1
Other current liabilities	135.8		142.9
Total current liabilities	465.9		419.8

Long-term debt	939.3		936.2
Deferred income taxes	190.8		188.1
Other non-current liabilities	230.2		250.6
Total liabilities	1,826.2		1,794.7

Total MTI shareholders' equity	1,543.4		1,539.3
Non-controlling Interests	33.5		40.2
Total shareholders' equity	1,576.9		1,579.5

Total liabilities and shareholders' equity	$3,403.1		$3,374.2

* Unaudited
** Condensed from audited financial statements.